Exhibit 10.1

FORM OF EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is dated as of December_____, 2017, by and between PRA Group, Inc. (the “Company”) and ___________________ (the “Employee”) to become effective on the Effective Date (as defined below).
W I T N E S S E T H:
WHEREAS, the Employee is currently employed by the Company as its [insert title]; and
WHEREAS, the Company desires that Employee serve as its [insert title]; and
WHEREAS, Employee desires to accept such employment upon the terms set forth in this Agreement.
NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:
1.Employment.

(a)The Company hereby extends the employment (the “Employment”) of the Employee on the terms set forth herein. Employee shall perform such duties and exercise such powers as directed by the Company. Employee hereby accepts the Employment and agrees to (i) continue to render such executive services, (ii) perform such executive duties and (iii) exercise such executive supervision and powers to, for and with respect to the Company, as may be established, for the period and upon the terms set forth in this Agreement.

(b)Employee shall devote substantially all of Employee’s business time and attention to the business and affairs of the Company, except as permitted for Paid Time Off, pursuant to Section 4 herein, and for Disability (as defined in Section 8(b)). Subject to approval by the Chief Executive Officer (“CEO”), the Employee may serve on the boards of directors of other companies, engage in charitable and community affairs, or give attention to Employee’s passive investments, provided that such activities do not interfere with the regular performance of Employee’s duties and responsibilities under this Agreement or violate any other provision of this Agreement.

2.Place of Performance.

The principal place of employment of Employee shall be at the Company’s principal executive offices in Norfolk, Virginia or, if such offices are relocated, within a 75 mile radius of Norfolk, Virginia (the “Metropolitan Area”). Notwithstanding the foregoing, Employee may be required to travel beyond the Metropolitan Area as reasonably required to perform Employee’s duties hereunder.

3.Term.

Except as otherwise specifically provided in Section 8 below, this Agreement shall become effective on January 1, 2018 (the “Effective Date”), and shall continue until December 31, 2020 (the “Term”), subject to the terms and conditions of this Agreement. If a Change in Control (defined below) of the Company occurs prior to the expiration of the Term, the Term shall be automatically extended until the later of December 31, 2020 or two (2) years following the Change in Control.

4.Compensation and Benefits.

(a)Base Salary. Employee shall be paid an annual base salary (the “Base Salary”) of $_________________, less applicable deductions and withholdings, payable at such intervals as other similarly situated employees of the Company are paid, but in any event at least on a monthly basis. The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) may increase the Base Salary throughout the Term of this Agreement; however, the Committee shall not decrease the Base Salary below the stated amount in this Agreement.

(b)Bonus Compensation. Employee shall be eligible to receive an annual bonus as set forth in the Company’s Annual Bonus Plan (as amended from time to time, the “Annual Bonus”), which is incorporated herein by reference. Pursuant to the Annual Bonus Plan, the Committee will review the plan annually to determine target participation levels and establish goals and subsequent payout levels against those goals. Subject to the Committee’s discretion to adjust Employee’s target participation level (e.g., to reflect changes in roles or modifications to pay mix), Employee’s target opportunity during the Term shall be $________________________.

(c)Equity Awards

(i)Employee shall be eligible to receive equity awards (“Equity Awards”) as set forth in the Company’s Omnibus Incentive Plan (as amended from time to time, the “Incentive Plan”), which is incorporated herein by reference.

(ii)In connection with the execution of this Agreement, Employee shall be awarded restricted stock units valued at $_________________ of the Company’s common stock, the terms and conditions of which shall be set forth in an award agreement between the Employee and the Company.

(iii)Subject to Sections 8 and 9 of this Agreement, any and all Equity Awards shall be subject to the terms of the Incentive Plan, agreed upon restrictions incorporated in the Company’s Insider Trading Policy, as well as any Equity Award agreements between the Employee and the Company.

(d)Clawbacks. Any compensation paid to the Employee pursuant to this Agreement is subject to any current or future clawback policy instituted by the Company to comply with any rules promulgated in the future, if any, pursuant to any law, government regulation or stock exchange listing requirement; provided that such clawback policy shall apply to Employee to the same extent that it applies to other similarly situated employees.

(e)Employee Benefits. In addition to the compensation discussed above, and subject to the limitations imposed herein, Employee shall be eligible to (i) receive any employee benefits provided by the Company to its employees, including, but not limited to, life insurance, hospitalization, surgical, major medical and disability insurance and sick leave, (ii) participate in such employee benefit programs as may be offered by the Company to other similarly situated employees and (iii) be a full participant in all of the Company’s other benefit plans, retirement plans and profit-sharing plans which may be in effect from time to time or may hereafter be adopted by the Company.

(f)Paid Time Off During the Term. Employee shall be entitled to such paid time off (“PTO”) during each calendar year of the Employment consistent with the Company’s PTO policies then in effect and Employee’s position with the Company, but in no event shall Employee be entitled to fewer than twenty-five (25) PTO days in any such calendar year. Such time off shall be used for both vacation and sick leave, and may be used for such purposes, in Employee’s discretion, at any time or times as are not inconsistent with the reasonable business needs of the Company. At the end of each calendar year, Employee shall be entitled to carry over up to ten (10) days of unused PTO into the next calendar year, but, subject to Section 8 with respect to payment of accrued PTO in certain termination situations, Employee shall not be entitled to any additional compensation in the event that Employee, for whatever reason, fails to use the entire amount of any such PTO to which Employee is entitled during any calendar year of Employee’s Employment hereunder. Employee shall also be entitled to all paid holidays given by the Company to its employees.

5.Indemnification.

(a)Employee shall be entitled at all times to the benefit of the maximum indemnification and advancement of expenses available from time to time under the laws of the State of Delaware, and such benefit shall not be less than that available to any other officer or director entitled to indemnification by the Company.

(b)D&O Insurance. Employee shall be covered under any directors’ and officers’ (“D&O”) liability insurance policy then in effect for the directors and/or officers of the Company and/or any of its subsidiaries or affiliates; provided, the failure to have a D&O insurance policy in effect at all times shall not, alone, allow Employee to assert a claim for breach of this Agreement by the Company. The Company shall provide Employee a copy of any D&O liability insurance policy then in effect upon request.

(c)Scope of Indemnification. In addition to any D&O insurance coverage provided for in Section 5(b) above, the Company and any of the Company’s affiliates as to which Employee at any time serves as a director, officer, employee, agent or fiduciary (collectively, the “Indemnitors”) shall jointly and severally hold harmless and indemnify Employee (and Employee’s heirs, executors and administrators) to the fullest extent permitted under applicable law against all reasonable expenses and liabilities incurred by Employee in connection with or arising out of any action, suit or proceeding (each, a “Claim”) in which Employee may be involved by reason of Employee having served as a director, officer, employee, agent or fiduciary of any Indemnitor (whether or not Employee continues to serve as a director, officer, employee, agent or fiduciary thereof at the time such expenses or liabilities are uncured), or by reason of any such action or inaction on Employee’s part while serving in any such capacity, such expenses and liabilities to include, but not necessarily be limited to, losses, damages, judgments, investigation costs, court costs, costs related to acting as a witness and attorneys’ fees and the cost of settlements approved in advance by the Company.

(d)Selection of Counsel. In the event the Indemnitors shall be obligated hereunder to provide Employee with any legal defense with respect to a Claim, the Indemnitors shall be entitled to assume the defense of such Claim with counsel of the Indemnitors’ choosing, upon the delivery to the Employee of written notice of their election to do so. After delivery of such notice and the retention of such counsel by the Indemnitors, the Indemnitors shall not be liable to Employee under this Agreement for any fees of counsel (or related costs and expenses) subsequently incurred by Employee with respect to the same Claim; provided that (i) Employee shall have the right to employ counsel in any such Claim at Employee’s sole expense; and (ii) if (A) the employment of counsel by Employee has been previously authorized in writing by the Indemnitors, (B) counsel for Employee shall have provided the Indemnitors with a written opinion that there is a conflict of interest between the Indemnitors and Employee in the conduct of any such defense or (C) the Indemnitors shall fail to retain (or discontinue the retention of) such counsel to defend such Claim, then the fees and expenses of Employee’s counsel shall be at the expense of the Indemnitors.

(e)Nonexclusivity. The indemnity rights set forth in this Section 5 shall be in addition to and not in limitation of any rights to which Employee may be entitled under any of the Indemnitors’ charter documents, bylaws or agreements, any vote of stockholders or disinterested directors, and/or the laws of the various Indemnitors’ jurisdictions of formation or incorporation.

(f)Survival. The indemnification rights provided for in this Section 5 shall (i) remain in full force and effect after any termination of Employee’s Employment and without regard to any investigation made by or on behalf of Employee or any agent or representative of Employee, and (ii) continue as to Employee for any action or inaction of Employee while serving as a director, officer, employee agent or fiduciary of any Indemnitor even though Employee may have ceased to serve in such capacity.

6.Expenses.

During the Term, the Company shall reimburse Employee, upon presentation of appropriate vouchers or receipts in accordance with the Company’s expense reimbursement policies, for all reasonable out-of-pocket business travel and entertainment expenses incurred or expended by Employee in connection with the performance of Employee’s duties under this Agreement in accordance with the Company’s expense reimbursement policies, in each case subject to the applicable terms, conditions, covenants and stipulations set forth in Section 24 below with respect to Section 409A of the Internal Revenue Code.
7.Termination Procedure.

Any termination of Employee’s Employment by the Company or by Employee during the Term (other than termination in the event of Employee’s death pursuant to Section 8(a) of this Agreement) shall be communicated by written notice (“Notice of Termination”) to the other party hereto in accordance with Section 14 herein. For purposes of this Agreement, a Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Employee’s Employment. Upon the effective date of any termination of Employee’s employment hereunder, Employee shall be deemed to have resigned from any and all offices and other positions held by Employee in the Company and/or any of its subsidiaries and affiliates.
8.Termination of Employment.

(a)Death. In the event of the death of Employee during the Term, this Agreement and Employee’s Employment hereunder shall be terminated as of the date of death and Employee’s designated beneficiary or, in the absence of such designation, the estate or other legal representative of Employee (collectively, the “Estate”) shall be entitled to receive (i) Employee’s Base Salary through the end of the month in which the death occurs and accrued but unused PTO through the date of death, paid in a single lump sum within 30 days following the date of death, and (ii) a pro-rata Annual Bonus (based upon target bonus and the days of employment in the calendar year of Termination), to be paid in a single lump sum within 30 days following the termination date. The Estate shall be entitled to all other applicable death benefits in accordance with the terms of the Company’s benefit programs and plans. In addition, any unvested shares of the Company’s common stock awarded pursuant to Section 4(c) shall vest immediately (at target) upon Employee’s death.

(b)Disability. In the event Employee shall, with or without reasonable accommodation, be unable to render the services or perform the duties of Employment hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) (any of the foregoing, as determined in accordance with the following sentence, shall be referred to herein as a “Disability”) for a period of either (i) 90 consecutive days or (ii) a total of 180 days, whether or not consecutive, within the preceding 365-day period, the Company shall have the right (but not the obligation) to terminate this Agreement and Employee’s Employment hereunder by providing Employee with 30 days’ prior written notice. Any determination of Disability shall be made by the CEO and the Committee of the Board of Directors in their reasonable good faith discretion. If this Agreement and Employee’s Employment hereunder are so terminated by reason of Disability, Employee shall be entitled to receive (i) Employee’s Base Salary through the end of the month in which the Disability termination occurs and accrued but unused PTO through the date of Disability termination, paid in a single lump sum within 30 days following the date of termination, and (ii) a pro-rata Annual Bonus (based upon target bonus and the days of employment in the calendar year of Termination), to be paid in a single lump sum within 30 days following the termination date, less (iii) the aggregate amount of any amounts payable under any disability insurance policy provided by the Company that is then in effect. Employee shall be entitled to receive all applicable disability benefits in accordance with the terms of this Agreement and of the Company’s benefit programs and plans. Any unvested shares of the Company’s common stock awarded pursuant to Section 4(c) shall vest immediately (at target) upon Employee’s Disability termination. Notwithstanding any other provision contained herein, all leaves, accommodations and payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)Termination of Employment by the Company for Cause. This Agreement and Employee’s Employment hereunder shall be terminated for Cause (as hereinafter defined) immediately on notice to Employee, subject to any right of Employee as may be specified herein, if any, to cure any action, inaction, event or other circumstance that otherwise constitutes Cause. From and after the effective date of termination for Cause, Employee shall not receive any further benefits, any unearned Base Salary, and shall not be entitled to receive any further Annual

Bonuses or Equity Awards, regardless of the performance of the Company. Any rights and benefits which Employee may have in respect of any other compensation or any employee benefit plans or programs of the Company shall be determined in accordance with the terms of such compensation arrangements or plans or programs or otherwise pursuant to applicable law.

The term “Cause,” as used herein, shall mean any of the following: (A) Employee’s conviction of, or plea of guilty or nolo contendere to, any felony that, in the Board’s sound discretion, would materially affect Employee’s ability to perform Employee’s duties or the reputation of the Company; (B) Employee’s engaging in illegal or willful misconduct that, in the Board’s sound discretion, has a material adverse effect on the financial performance, financial condition and/or reputation of the Company or any subsidiaries or affiliates thereof, including, but not limited to, a willful violation of Sections 10, 11 or 12 of this Agreement; (C) Employee’s embezzlement of funds or misappropriation of other material property of the Company or any subsidiary or affiliate thereof; (D) Employee breaching this Agreement in a material manner, (E) Employee engaging in a material (critical or continuous) violation of the Company’s written policies and procedures as outlined in the Company’s Employee Handbook (or a successor Company’s handbook) and applicable broadly to all employees provided that Employee shall have been given at least 15 days’ notice and opportunity to cure such breach or violation; (F) Employee’s fraudulent conduct as regards the Company, which results either in personal enrichment to Employee or injury to the Company or its subsidiaries or affiliates; or (G) Employee’s refusal, after receiving at least 15 days’ notice and opportunity to cure, to follow the lawful directives of the CEO given in furtherance of a legitimate business purpose.
Any unvested shares of the Company’s common stock awarded pursuant to Section 4(c) shall be forfeited upon Employee’s termination for Cause.
(d)Termination for Reasons Other than Death, Disability or Cause. In addition to termination pursuant to Sections 8(a), (b), or (c) above or Section 8(f) or (g) below, this Agreement and Employee’s Employment hereunder may be terminated by either Employee or the Company at any time and for any reason by providing the other party with a Notice of Termination at least fourteen (14) days prior to the effective day of termination. Any unvested shares of the Company’s common stock awarded pursuant to Section 4(c) shall be forfeited upon Employee’s termination (other than in the case of death or disability or as described in 8(f) and 8(g)).

(e)Constructive Termination. “Constructive Termination” shall be deemed to have occurred upon (a) the removal by the Company of Employee from the position specified in the Agreement, unless offered another position which is no less favorable than Employee’s current position in terms of compensation as outlined in Section 4, (b) the relocation of the Company’s principal executive offices to a location outside of the Metropolitan Area, (without the Employee’s consent) or (c) the material breach by the Company of this Agreement (without the Employee’s consent).

Notwithstanding the foregoing, in order to be eligible for any Constructive Termination payment or benefit described under Section 9 of this Agreement: (i) the Company shall have 30 days to cure any action perceived to be a Constructive Termination, after receiving notice in writing from the Employee, which notice must be provided within 90 days after Employee knew or should have known of such action and (ii) Employee must terminate employment within 60 days after the cure period has ended. In the event of a Constructive Termination with payments due under section 9, any unvested shares of Company common stock awarded pursuant to Section 4(c) shall be forfeited.
(f)Change in Control “Double Trigger” Termination. “Change in Control” shall mean the occurrence and actual consummation of either subparagraph (i), (ii), or (iii) below or any combination of said event(s) as more fully defined and described in Section 409A and related Treasury Regulations:

(i)Change in Ownership of the Company. A change in ownership of the Company occurs on the date that any one person or persons acting as a group acquires ownership of the stock of the Company, that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or of any corporation that owns at least fifty percent (50%) of the total fair market value and total voting power of Company.

(ii)Effective Change in Control. If the Company does not qualify under Subparagraph (i), above, then it may still meet the definition of Change in Control, on the date that either: (1) Any one person, or more than one person, acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Company possessing thirty percent (30%) or more of the total voting power of the stock of Company; or (2) A majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(iii)Change in Ownership of Company’s Assets. A change in the ownership of a substantial portion of Company’s assets occurs on the date that any person, or more than one person acting as a group, acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Pursuant to this Agreement, a “Change in Control Protection Period” shall be in effect for the following periods: (A) the six months prior to any Change in Control if Employee is terminated (I) at the request of any third party who had taken steps reasonably calculated or intended to effectuate a Change in Control or (II) in connection with or in anticipation of a Change in Control or (B) the twenty-four (24) months beginning on the date of any Change in Control.
If a Change in Control as defined herein occurs, then the Employee is entitled to the associated severance payments described in Section 9(b) only if, during the Change in Control Protection Period, the Company (or its successor) terminates the Employee involuntarily without Cause or the Employee terminates due to a Constructive Termination.
In the event of a Change in Control termination pursuant to Section 9(b), any unvested shares of the Company’s common stock awarded pursuant to Section 4(c) prior to the date of the Change in Control shall immediately vest upon Employee’s termination.
(g)Nonrenewal Termination. If the Employee’s Employment continues until the expiration of the Term, upon the expiration of the Term if not otherwise renewed by the mutual agreement of the parties and the Employee’s Employment is terminated by the Company within 30 days following the expiration of the Term, the termination shall be considered a “Nonrenewal Termination”. If the Company offers the Employee a renewed agreement that is substantially similar to the agreements of similarly situated employees and provides Employee compensation equal to or greater than Employee’s then current compensation and the Employee declines to accept such new employment agreement, then the Employee will not be eligible for any payment for Nonrenewal under Section 9(c).

In the event of a Nonrenewal Termination with payments due under Section 9(c), any unvested shares of Company common stock awarded pursuant to Section 4 shall continue to vest through March 31, 2021 or 90 days after the termination date of this Agreement whichever is later (based on actual company performance).
9.Severance and Non-Competition Payments.

(a)Involuntary Termination without Cause/Constructive Termination, not during Change in Control Protection Period. If Employee’s Employment is terminated outside of the Change in Control Protection Period other than: (i) as a termination by Employee (other than a Constructive Termination), (ii) as a result of death, (iii) as a result of termination due to Disability of Employee (iv) for Cause or (v) as a termination due to Nonrenewal, the Company shall pay to Employee (A) Employee’s Base Salary and accrued but unused PTO through the date of Termination, paid in a single lump sum within 30 days following the termination date and (B) a pro-rata Annual Bonus (based upon actual Company performance and the days of Employment in the calendar year of Termination), to be paid in a single lump sum no later than March 15 of the year following the year of termination.

Employee shall also be entitled to a severance payment equal to (C) the greater of one times Employee’s current Base Salary or the minimum Base Salary due under the remaining Term, (D) one times Employee’s average Annual Bonus paid to Employee in the prior three years (this bonus amount referred to as the “Severance Bonus”) and (E) the COBRA Reimbursement (defined below). If an Employee’s first year bonus is to be included in the calculation of the Severance

Bonus, and such bonus is pro-rated for the portion of the year the Employee was employed with the Company, then an annualized amount shall be used for the calculation.  If an Employee has not participated in three bonus cycles, then the Severance Bonus will reflect the shorter period (or target if the Employee has not participated in any bonus cycles). Items (C) and (D) above shall be paid in a single lump sum and the COBRA Reimbursement (item (E)) shall be paid as described below, but items (C), (D) and (E) are payable only if and to the extent, and within 30 days after a valid Release (as hereinafter defined), has been signed by the Employee and become effective and irrevocable pursuant to its terms.
(b)Involuntary Termination without Cause/Constructive Termination during a Change in Control Protection Period. If the Employee’s Employment termination is for a reason other than those specified in 9(c)(i)-(v), but occurs during a Change in Control Protection Period, the Company shall pay to Employee (i) Employee’s Base Salary and accrued but unused PTO through the date of Termination, paid in a single lump sum within 30 days following the termination date and (ii) a pro-rata Annual Bonus (based upon target bonus and the days of Employment in the calendar year of Termination), to be paid within 30 days following the termination date.

Employee shall also be entitled to a severance payment equal to (iii) one times Employee’s current Base Salary, (iv) one times Employee’s average Annual Bonus paid to Employee in the prior three years (this bonus amount referred to as the “Severance Bonus”) and (v) the COBRA Reimbursement (defined below). If an Employee’s first year bonus is to be included in the calculation of the Severance Bonus, and such bonus is pro-rated for the portion of the year the Employee was employed with the Company, then an annualized amount shall be used for the calculation.  If an Employee has not participated in three bonus cycles, then the Severance Bonus will reflect the shorter period (or target if the Employee has not participated in any bonus cycles). Items (iii) and (iv) above shall be paid in a single lump sum and the COBRA Reimbursement (item (v)) shall be paid as described below, but items (iii), (iv) and (v) are payable only if and to the extent, and within 30 days after, a valid Release (as hereinafter defined), has been signed by the Employee and become effective and irrevocable pursuant to its terms.
(c)Nonrenewal Termination. Subject to Section 8(g), in the case of a Nonrenewal Termination, the Company shall pay to Employee (i) Employee’s Base Salary and accrued but unused PTO through the date of Termination, paid in a single lump sum within 30 days following the Termination Date. Employee shall also be entitled to (ii) a severance payment equal to one times Employee’s current Base Salary (iii) the COBRA Reimbursement (defined below), paid as on or before the 30th day following the Date of Termination and, (iv) a pro-rata Annual Bonus (based upon actual company performance and the days of employment in the calendar year of Termination). Items (ii), (iii) and (iv) are payable only if and to the extent, and within 30 days after, a valid Release (as hereinafter defined), has been signed by the Employee and become effective and irrevocable pursuant to its terms; except that the pro-rata Annual Bonus (part (iv)) shall be paid in a single lump sum before March 15 of the year following the year of termination if that date is later than the payment date in the preceding clause. If the Company has offered the Employee a new employment agreement that is substantially similar to the agreements of similarly situated employees and provides Employee compensation equal to or greater than Employee’s then current compensation, and Employee declines to accept such new employment agreement, such declination will be considered a voluntary resignation and no payments under this Section 9(c) shall be payable to Employee.

(d)In the case of a Termination meeting the requirements to receive payment under Section 9(a), (b) or (c), the Company shall reimburse Employee for the actual cost of the premium for COBRA coverage for 18 months (if the Employee timely elects COBRA coverage), to the extent the actual cost of the premium for COBRA coverage exceeds the premium amount that similarly situated active employees pay for the same levels of coverage as elected by the Employee during the first 18 months of COBRA coverage (“COBRA Reimbursements”). The COBRA Reimbursements are payable only if and to the extent a valid Release (as hereinafter defined) has been signed by the Employee and become effective and irrevocable. The COBRA Reimbursements will be made to Employee on a taxable basis (less applicable taxes and withholdings), no later than December 31 of each calendar year during the COBRA Reimbursement period. The COBRA Reimbursements will not be grossed up for any taxes. Notwithstanding the foregoing, in the event Employee obtains employment with another Company and becomes eligible to receive comparable benefits from such Company, the COBRA Reimbursements described in this clause (d) shall cease; and

(e)Employee shall be entitled to any other rights, compensation and/or benefits as may be due to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(f)No Mitigation. Employee shall not be required to mitigate the amount of any severance and non-competition payment provided for under this Agreement by seeking other employment or otherwise.

(g)Excise Tax. In the event that Employee becomes entitled to any payments or benefits under this Agreement and any portion of such payments or benefits, when combined with any other payments or benefits provided to Employee (including, without limiting the generality of the foregoing, by reason of the exercise or vesting of any stock options or the receipt or vesting of any shares of stock of the Company), which in the absence of this Section 9(g) would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount payable to Employee under this Agreement shall, either (i) be reduced to the largest amount or greatest right such that none of the amounts payable to Employee under this Agreement and any other payments or benefits received or to be received by Employee as a result of, or in connection with, an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code) or the termination of Employment (including a Constructive Termination) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code or (ii) be made in full, with the Employee bearing full responsibility for any Excise Tax liability, whichever of (i) or (ii) provides Employee with a larger net after-tax amount. The Company shall cooperate in good faith with Employee in making such determination. Any reduction pursuant to the immediately-preceding sentence shall be made in a manner compliant with Section 409A of the Internal Revenue Code.

(h)Special 409A Acknowledgement. Notwithstanding anything to the contrary in the foregoing provisions of this Section 9, the payment of any and all amounts that are or may be payable under this Section 9 is and shall be expressly subject to the applicable terms, conditions, covenants and stipulations set forth in Section 24 below with respect to Section 409A of the Internal Revenue Code.

10.Release; Continuing Obligations.

Employee acknowledges and agrees that the applicable payments set forth in Section 9 of this Agreement constitute liquidated damages for any claim by Employee of breach of contract or any other matters related to the non-renewal of this Agreement or termination of Employee’s employment by the Company hereunder. Furthermore, in order to receive any of the applicable payments set forth in Section 9 above upon the termination of Employee’s employment (other than Employee’s Base Salary and accrued PTO through the date of Termination), and as an express condition to the Company’s obligation to make such payments, (a) Employee shall execute and agree to be bound by an agreement providing for the waiver and general release of any and all claims arising out of or relating to Employee’s employment and termination of employment (the “Release”), which Release shall be in such form as the Company’s Office of General Counsel may require that becomes effective and irrevocable within 52 days after the Release is provided to Employee; and (b) Employee shall agree to continue to be bound by, and shall continue to comply with, all surviving obligations of Employee hereunder, including, without limitation, Employee’s obligations under Sections 10, 11 and 12 hereof. If the consideration and revocation period for the Release crosses calendar years, any amounts payable pursuant to Section 9 that are subject to Section 409A of the Internal Revenue Code shall be paid in the second calendar year.
11.Confidential Information.

(a)Employee covenants and agrees that Employee will not at any time, either during the Term or thereafter, use, disclose or make accessible or available to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its subsidiaries or affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a subpoena, by any court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning the Company’s or any of its subsidiaries’ or affiliates’ financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company or any of its subsidiaries or affiliates; provided, however, that Confidential Information shall not include any information which (x) is known generally to the public other than as a result of unauthorized disclosure by Employee, (y) becomes available to Employee on a non-confidential basis from a source other than the Company or any of its subsidiaries or affiliates that lawfully obtained such information or (z) was available to Employee on a non-confidential basis prior to its disclosure to Employee by the Company or any of its subsidiaries or affiliates. In addition to and not in limitation of anything in the foregoing, it is specifically understood and agreed by Employee that any and all Confidential Information received by Employee during Employee’s Employment by the Company is deemed Confidential Information for purposes of this Agreement. In the event Employee’s Employment is terminated hereunder for any reason, Employee immediately shall return to the Company all tangible Confidential Information (including any and all copies thereof) in Employee’s possession. Notwithstanding anything in this Section 11, Section 23 or in any other agreement to the contrary, Employee shall not be held liable under this Agreement or any other agreement or any federal or state trade secret law for making any confidential disclosure of a Company trade secret or other confidential information to a government official or an attorney for purposes of reporting a suspected violation of law or regulation, or in a court filing under seal.

(b)Employee and the Company agree that the covenants in this Section 11 regarding Confidential Information are reasonable covenants under the circumstances and further agree that if, in the opinion of any court of competent jurisdiction, any such covenant is not reasonable or is unenforceable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenants as appear to the court not reasonable or unenforceable and to enforce the remainder of the covenant as so amended, and to that end the provisions of this Section 11 shall be deemed severable. Employee agrees that any breach of any covenant contained in this Section 11 would irreparably injure the Company. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter restraining any breach or threatened breach of this Section 11. The Company may clawback any severance payments paid or payable to Employee under Section 9 in the event that Employee breaches this Section 11.

(c)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the Securities and Exchange Commission, the Department of Justice, the Equal Employment Opportunity Commission, the Congress, or any other governmental or regulatory agency, entity, or official(s) or self-regulatory organization (collectively, “Governmental Authorities”) regarding a possible violation of any law, rule, or regulation; (ii) responding to any inquiry or legal process directed to Employee individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule, or regulation. Nor does this Agreement require Employee to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct. Moreover, nothing in this Agreement prohibits Employee from disclosing a Company trade secret (i) in confidence to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose a Company trade secret to the Employee’s attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

12.Non-Competition; Non-Solicitation.

(a)As additional consideration for Employee’s employment with the Company, the compensation paid and payable to Employee hereunder and to induce the Company to execute and deliver to Employee this Agreement, Employee agrees that during the Restricted Period (as defined in Section 12(d) below), without the prior written consent of the CEO of the Company, Employee shall not be, nor shall Employee assist or enable any person or entity to become, a principal, manager, officer, director, agent, consultant or executive or management employee of, or directly or indirectly own more than 1% of any class or series of equity securities in, any entity or business engaged in the business of buying nonperforming loans (the “Business”). Notwithstanding the foregoing, Employee will not be deemed to be engaged in the Business in violation of the terms of this Section 12(a), if (A) Employee is employed by an entity that is meaningfully engaged in one or more enterprises whose principal business is other than the Business (the “Non-Competing Businesses”), (B) such entity’s relationship with Employee relates solely to the Non-Competing Businesses, and (C) if requested by the Company, such entity and Employee provide the Company with reasonable assurances that Employee will have no direct or indirect involvement in the Business on behalf of such entity.

(b)As additional consideration for Employee’s employment with the Company, the compensation paid and payable to Employee hereunder and to induce the Company to execute and deliver to Employee this Agreement, Employee agrees that during the Restricted Period, without the prior written consent of the Company, Employee shall not, on Employee’s own behalf or on behalf of any person or entity (other than on behalf of the Company), directly or indirectly, (i) solicit the clients, employees, customers or suppliers of the Company or any of its affiliates or subsidiaries to terminate their relationship or modify such relationship in a manner that is adverse to the interests of the Company and its affiliates and subsidiaries or (ii) engage, hire or solicit the employment of, whether on a full-time, part-time, consulting, advising, or any other basis, any employee who was employed by the Company or its affiliates or subsidiaries on the effective date of Employee’s termination or at any time during the six (6) months preceding such termination date. This provision does not prohibit the solicitation of employees by means of a general advertisement.
(c)Employee agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company and its subsidiaries and affiliates. Accordingly, Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter restraining any breach or threatened breach of this Section 12. The Company may clawback any severance payments paid or payable to Employee under Section 9 in the event that Employee breaches this Section 12.

(d)The provisions of this Section 12 shall be in effect for the duration of Employee’s Employment and shall survive the termination of Employee’s Employment with the Company for any reason for a period of one year after the effective date of such termination (the “Restricted Period”). The Company may elect to extend the Restricted Period for an additional twelve (12) months by increasing any required severance payment to the Employee by one times the sum of Employee’s then Base Salary and one times the average of the last three years Bonus payment.

13.Limitation of Liability and Indemnity.

The limitation of liability and indemnity provisions of Section 8.1 of that certain Amended and Restated By-Laws of the Company and Article 9 of that certain Amended and Restated Certificate of Incorporation of the Company are a contractual benefit to Employee and are a material consideration for Employee’s employment.
14.Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier or, if mailed, five days after the date of deposit in the United States mails, as follows (or to another address specified in writing by the recipient prior to the sending of such notice or communication):

If to the Company, to:	PRA Group, Inc. 150 Corporate Boulevard Norfolk, Virginia 23502 Attn: General Counsel Fax: (757) 321-2518

If to Employee, to:

15.Entire Agreement.

This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters. In case of any conflict between the provisions hereof and the provisions of any other agreement or understanding between the parties with respect to such matters (including, without limitation, the Company’s Employee Handbook), the provisions of this Agreement shall be controlling.
16.Successors; Binding Effect.

Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and Employee. “Successors and assigns” shall mean, in the case of the Company, any parent, subsidiary or affiliate of the Company or any successor to the Company pursuant to a merger, consolidation, sale or other transfer of all or substantially all of the assets or equity of the Company, provided that, should the Company assign or transfer this Agreement, the Company will require any successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or transfer had taken place.
17.No Assignment.

Except as contemplated by Section 16 above, this Agreement shall not be assignable or otherwise transferable by either party.
18.Withholding.

All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
19.Amendment or Modification; Waiver.

No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the CEO and is agreed to in writing, signed by Employee and by a duly authorized representative of the Company (other than Employee). Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.
20.Fees and Expenses.

If either party institutes an action or proceeding to enforce the rights the party may have under this Agreement, to obtain a declaration of a party’s rights or obligations hereunder, to set aside any provision hereof, for damages by reason of any alleged breach of any provision of this Agreement, or for any other remedy, the court or

Arbitrator as the case may be, shall require the losing party in any such action or proceeding to reimburse the prevailing party for of all of its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees and disbursements.
21.Governing Law.

The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflicts of law rules.
22.Arbitration.

The Employee and the Company agree that any and all disputes, claims or controversies arising out of or related to this Agreement and/or Employee’s Employment with the Company (including termination of that Employment), including any claims under any statute or regulation (“Disputes”), shall be submitted for binding arbitration; provided that any action by the Company to enforce Section 12 may be brought in a court of appropriate jurisdiction. Unless the parties agree otherwise, any mediation and/or arbitration shall take place in Norfolk, Virginia, and shall be administered by, and pursuant to the rules of, the American Arbitration Association. Company agrees to pay any costs of the arbitration including the fees of the arbitrator (but not, for the avoidance of doubt, any other expenses except as provided in Section 20). The decision of the arbitrator shall be final and binding upon the parties.
23.Nondisparagement.

The Employee agrees that Employee shall not “Disparage” (“Disparage” means to make remarks, comments, or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person being disparaged) the Company (or any affiliate) or any director or officer of the Company in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company or the affiliate or the director or officer with the public generally, or with any of the Company’s or any of its affiliates’ customers, vendors or employees. The Company shall instruct the members of the Board and its employees not to disparage the Employee in any way that materially and adversely affects Employee or Employee’s reputation or business relationships. Nothing in this section 23 shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend, or enforce a party’s rights under this Agreement or any other agreement between the parties.
24.Section 409A of the Internal Revenue Code.

Any benefit, payment or other right provided for under this Agreement shall be provided or made in such manner, at such time, in such form and subject to such election procedures (if any) as complies with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other authority promulgated pursuant to Section 409A of the Code to avoid a failure described in Code Section 409A(a)(1), including, without limitation, deferring payment until the occurrence of a specified payment event described in Code Section 409A(a)(2). Accordingly, notwithstanding any other provision hereof or document pertaining hereto, (x) this Agreement shall be so construed and interpreted to meet all applicable requirements of Code Section 409A, and (y) without limiting the generality of the foregoing, but more specifically:
(a)All references to a termination of employment and separation from service shall mean and be administered to comply with the definition of “separation from service” in Code Section 409A.

(b)If Employee is a “specified employee” (as defined under Code Section 409A) at the time of separation from service, then to the extent that any amount payable under this Agreement constitutes “deferred compensation” under Code Section 409A (and is not otherwise excepted from Code Section 409A coverage, whether by virtue of being considered “separation pay” or a “short term deferral” or otherwise) and is payable to Employee based upon a separation from service (other than death or “disability” as defined under Code Section 409A), such amount shall not be paid until the first to occur of (i) the first day following the six-month anniversary of Employee’s separation from service, or (ii) Employee’s death.

(c)All expense reimbursements provided for under this Agreement shall comply with Code Section 409A and shall be subject to the following requirements: (i) the amount of expenses eligible for reimbursement during Employee’s taxable year may not affect the expenses eligible for reimbursement to be provided in another taxable year; (ii) the reimbursement of any eligible expense must be effected by December 31 following the taxable year in which the expense was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(d)Any right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Code Section 409A.

25.Titles.

Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.
26.Counterparts.

This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.
27.Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

PRA GROUP, INC.
By:
Title:

EMPLOYEE